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                                                                   Exhibit 23.05

                          INDEPENDENT AUDITOR'S CONSENT

We consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated March 1, 1999 on the financial statements of Kenmar Global Trust as of December 31, 1998 and 1997 and for the years ended December 31, 1998 and 1997 and for the period July 17, 1996 (inception) to December 31, 1996 and our report dated December 16, 1998 on the statement of financial condition of Kenmar Advisory Corp. as of September 30, 1998, which appear in such Prospectus. We also consent to the statements with respect to us as appearing under the heading "Experts" in the Prospectus.

/S/Arthur F. Bell, Jr. & Associates, L.L.C.

Hunt Valley, Maryland
December 1, 1999